Tidal Trust IV 485BPOS

Exhibit 99(p)(vii)

APPENDIX 1

CODE OF ETHICS

EMQQ Global LLC

I.	DEFINITIONS

“Access Person” is a Supervised Person (defined below) who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. A Supervised Person who has access to non-public information regarding the portfolio holdings of affiliated mutual funds is also an Access Person.

“Beneficial Ownership” - Access Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect beneficial interest in the securities. Access Persons have a beneficial interest in a security if they have the ability to profit from a transaction directly or indirectly in such security. Examples of a beneficial interest in securities include the following:

●	Securities held by members of an Access Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. Adoptive relationships are included;

●	An Access Person’s interest as a general partner or limited partner in securities held by a general or limited partnership; and

●	An Access Person’s interest as a manager/member in the securities held by an LLC.

An Access Person does not have a beneficial interest in securities held by entities in which he or she holds an equity interest (e.g., the portfolio holdings of a mutual fund of which an Access Person owns shares) unless he or she is a controlling equity holder or shares investment control over the securities held by the entity.

“Covered Securities” shall mean any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT, for purposes of this Code, it does not include securities issued by the U.S. Government, bank certificates of deposit, bankers’ acceptance, commercial paper, high quality short-term debt instruments, money market instruments, or shares of registered open end investment companies (mutual funds) as long as EMXETF is not advising such mutual funds.

“Immediate family member” is any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship). If the immediate family member resides in the same household as the employee, they are subject to EMXETF’s personal securities trading reporting requirements.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) (15 U.S.C. 77d(a)(2) or 77d(a)(5)) or pursuant to §§ 230.504 or 230.506 of this chapter.

“Material non-public information” (“MNPI”) is information about a company that has not yet been made public, for which there is a substantial likelihood that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities were it to be disclosed in the public domain.

“Supervised Person” is defined as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of EMXETF or other person who provides investment advice on behalf of EMXETF and is subject to the supervision and control of EMXETF.

II.	GENERAL PROVISIONS

All Supervised Persons of EMXETF are deemed “Access Persons” and are therefore subject to the Code of Ethics and its related policies. The CCO maintains a list of Supervised Persons separately from this Code.

The Code of Ethics makes reference to certain Appendices which are filed through Hadrius. The Appendices included in this Code are provided for reference purposes only and may be modified for actual use in Hadrius at the discretion of the CCO. Questions about the form of reporting under this Compliance Manual and Code of Ethics should be directed to the CCO.

EMXETF has adopted the following polices and rules of conduct (“Code”) for all Supervised Persons. The Code is designed to ensure that the high ethical standards maintained by EMXETF are consistently applied. The excellent name and reputation of EMXETF continues to be a direct reflection of the conduct of each Supervised Person. The Code requires all Supervised Persons to comply with applicable federal securities laws.

The Code is based upon the principle that EMXETF, and its Supervised Persons owe a fiduciary duty to its Clients and that EMXETF and its Supervised Persons must conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of Clients, (ii) taking inappropriate advantage of their position with EMXETF, and (iii) abusing their position of trust and responsibility. In meeting its fiduciary responsibilities, EMXETF expects every Supervised Person to demonstrate the highest standards of ethical conduct. Compliance with the provisions of the Code, the Advisers Act and all applicable federal securities laws shall be considered a basic condition of employment and association with EMXETF.

Pursuant to Section 206 of the Advisers Act, both EMXETF and its Supervised Persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with the Code involves more than acting with honesty and good faith alone. It means that EMXETF has an affirmative duty of utmost good faith to act solely in the best interest of Clients.

EMXETF recognizes that no single policy or governance statement can address all potential scenarios whereby Supervised Persons are challenged to comport themselves in an appropriate manner. To this end, the provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons in their conduct. Supervised Persons are urged to seek the advice of the CCO for any questions about the Code, the application of the Code to their individual circumstances, and particularly in any situation where any Supervised Person may be uncertain as to the intent or purpose of the Code. Supervised Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment and/or association with EMXETF.

All Supervised Persons must promptly report any suspected or apparent violations of this Code to the CCO. The CCO shall consider reports made to them hereunder and shall determine whether the Code has been violated and what sanctions, if any, should be imposed. The CCO will aggregate and report all violations of the Code of Ethics or other compliance policies in the annual compliance program review report. Supervised Persons will not be subjected to any form of retaliation for reporting legitimate suspected or actual concerns or abuses.

III.	INSIDER TRADING PREVENTION

Background

Trading securities (including equity and debt securities and derivative instruments), either personally or on behalf of others, while in possession of material, non-public information, or improperly communicating that information to others, is referred to as “insider trading.” Insider trading is a violation of federal securities statutes and therefore is a prohibited activity by EMXETF and each of its Supervised Persons and agents. EMXETF absolutely forbids insider trading.

In addition to subjecting EMXETF to potential penalties, Supervised Persons may face severe penalties if trading securities while in possession of material non-public information, or if improperly communicating non-public information to others. The consequences of illegal insider trading include:

●	EMXETF may terminate your employment and/or association with EMXETF;

●	You may be subject to criminal sanctions which may include fines, penalties and imprisonment;

●	The SEC can recover your profits gained or losses avoided through illegal trading and impose a penalty of up to three times the profit from the illegal trades;

●	The SEC may issue an order permanently barring you from the securities industry; and

●	Clients and the issuer’s shareholders may sue you, seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties against “controlling persons” of individuals who engage in insider trading. Accordingly, under certain circumstances, a supervisor of a Supervised Person who is found liable for insider trading may also be subject to penalties.

Supervised Persons must notify the CCO immediately if there is any reason to believe that a violation of EMXETF’s insider trading policy has occurred or may occur.

Prohibition on Insider Trading

Buying or selling securities of an issuer, personally or on behalf of others (including Client portfolios managed by EMXETF), while in possession of material, non-public information about such issuer is prohibited. Supervised Persons must not independently determine if information is material, non-public information without consulting with the CCO. If you believe you might be in possession of material, non-public information, you must notify the CCO immediately.

Disclosing or communicating material, non-public information to any person or entity except persons who need to know the information to perform their responsibilities for EMXETF is prohibited. All such persons are subject to obligations of confidentiality with respect to such information and have agreed or are otherwise obligated not to buy or sell securities of the applicable issuer while in possession of such information.

The CCO will review personal trading activity which occurs in Supervised Person reportable accounts, as specified in the Code of Ethics. The CCO or his designee will conduct e-mail surveillance (through random and keyword searches) to ascertain whether material non-public information has been obtained without authorization or has been used impermissibly. If you have any questions as to whether you are permitted to disclose non-public information to any other person, you should contact the CCO.

What is Material, Non-Public Information?

●	Information is material if there is a “substantial likelihood” that a “reasonable investor” would consider it important in making an investment decision, the disclosure of the information would be “viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available,” or the information is reasonably certain to have a substantial effect on the price of a company's securities were it to be disclosed in the public domain.

●	Non-public information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace.

Keep in mind that EMXETF may be party to non-disclosure agreements, which when signed by a Supervised Person of EMXETF, are applicable to all Supervised Persons of EMXETF. If you are uncertain whether information is non-public information or is subject to a non-disclosure agreement, you should contact the CCO.

Be Mindful of Material, Non-Public Information

On an ongoing basis, a Supervised Person should ask himself or herself the following questions regarding information in his or her possession:(i) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed? (ii)Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

Be Aware of Common Sources of Material Non-Public Information

Common sources of material, non-public information in the financial industry include, but are not limited to: investment research and due diligence; public company executives; other investment advisers; SPACs; Supervised Persons’ outside business or personal activities; industry conferences; and “value-added investors” (e.g., those investors that due to a corporate executive, corporate insider, financial professional or public company role could be more likely than other investors to be in possession of material non-public information). Supervised Persons should treat information from these sources with particular care given the potential for the receipt of material non-public information.

What to Do with Material Non-Public Information

If any Supervised Person believes he or she has come into possession of information that constitutes material non-public information, or if a Supervised Person has questions as to whether the information constitutes material non-public information, he or she should take the following steps:

●	Report the information (and any related proposed trade) immediately to the CCO or designee.

●	Do not purchase or sell any securities on which the information could have an impact either on behalf of yourself or on behalf of others.

●	Do not communicate the information inside or outside the Firm, other than to the CCO or his designee or other Supervised Persons with a legitimate business purpose for receiving the information.

●	After the CCO or designee has reviewed the issue, the Supervised Person will be instructed either to continue the prohibitions against trading and communication because the CCO or designee has determined that the information is material non-public information or will be allowed to communicate the information (and/or proceed with any requested trading).

Information in a Supervised Person’s possession that is identified as material non-public information may not be communicated to anyone, including persons within the Firm, except as otherwise provided herein. Supervised Persons should exercise due care in discussing work matters with family members or in social settings so as to avoid divulging material non-public information or “tipping” any person who may inappropriately or illegally trade based on such material non-public information. In addition, care should be taken so that such information is secure. For example, files containing MNPI should be sealed and access to computer files containing material non-public information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

IV.	PERSONAL INVESTMENT AND TRADING POLICY

Important Note: all transactions and accounts, as described below, subject to pre-clearance and reporting under this policy must be submitted to the CCO.

General Policy Statement

These policies and procedures do not limit the ability of Supervised Persons to engage in personal securities transactions. However, EMXETF reserves the right to further restrict personal investment and trading at any point the CCO deems appropriate.

EMXETF has adopted the following principles to govern personal investment activities by Supervised Persons:

●	Supervised Persons will adhere to the highest standards of ethical conduct;

●	The interests of Clients will always be placed above the interests of EMXETF and its Supervised Persons;

●	Appropriate investment opportunities must be considered for Clients first before EMXETF or any Supervised Person may act on them;

●	All personal securities transactions will be conducted in such a manner as to avoid or mitigate any actual or potential conflict of interest and so as to avoid any abuse of an individual’s position of trust and responsibility;

●	Supervised Persons should not take inappropriate advantage of their positions;

●	Supervised Persons will not engage in any transaction that would be in violation of any governing agreement; and

●	Supervised Persons that serve as directors or officers of publicly traded companies must be aware of such companies’ own trading policies and restrictions, including any “black-out” periods.

All Supervised Persons are required to comply with applicable federal and state securities laws. Failure to adhere to federal and state securities laws could expose EMXETF and its Supervised Persons to sanctions imposed by the SEC or law enforcement officials. These sanctions may include, among others, suspension, or termination of employment by EMXETF, or criminal or civil penalties.

All Supervised Persons are required to report holdings and transactions in Covered Securities (defined above) in which they have beneficial ownership, a term defined above. You may not use confidential or proprietary information obtained during your employment or association with EMXETF, for your personal investment purposes or for your personal gain, and you may not share such information with others for their personal benefit. The following restrictions and limitations govern investments and personal securities transactions by all Supervised Persons (and their respective household members).

Reportable Securities

Supervised Persons must submit duplicate account statements or otherwise provide reports for "reportable securities" in which the Supervised Person has, or acquires, any direct or indirect beneficial ownership. A Supervised Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Supervised Person's household.

Reportable securities are those securities defined in Section 202(a)(18) of the Advisers Act, including listed and unlisted securities, and private transactions (which include private placements, non-public stock, or warrants), EXCEPT:

●	Direct obligations of the United States Government.

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments including repurchase agreements.

●	Shares issued by money market funds.

●	Shares issued by open-ended funds other than reportable funds. Reportable fund means:

(a) any fund for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the 40 Act; or (b) any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.

●	Transactions in units of UITs that are invested solely in the shares of unaffiliated open-end mutual funds (e.g., variable product sub-accounts).

Restrictions and Limitations on Personal Securities Transactions

It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction contained in this Code, including due to its inclusion on the Restricted List, as defined below, or otherwise prohibited by any applicable law. Personal securities transactions may be effected only in accordance with the provisions of this Code. Rule 17(j) under the 1940 Act requires that every investment company adopt procedures designed to prevent improper personal trading by investment company personnel. Rule 17(j) was created to prevent conflicts of interest between investment company personnel and shareholders, to promote shareholder value, and to prevent investment company personnel from profiting from their access to proprietary information.

Additional Personal Trading Controls

It is the duty of all Supervised Persons to act in a manner that avoids any conflict of interest or the appearance of a conflict of interest with Clients. In addition, it is the responsibility of each Supervised Person to comply with all applicable Federal Securities Laws and the guidelines set forth below.

1.           90-Day Hold. To deter market timing, Supervised Persons are required to hold any Sub-advised ETFs they purchase for a period of 90 days. This restriction applies to accounts for which Supervised Persons have a direct or indirect beneficial interest, including household members.

2.           3-Day Blackout Rule. Supervised Persons are prohibited from executing a transaction on behalf of themselves or another Supervised Person within three (3) days of an ETF or any Client having a pending buy or sell order in the same or an equivalent security and until such time as that order is executed or withdrawn. A Supervised Person is free to submit the trade for preclearance or execute the trade if it is exempt from preclearance per the terms below. Nevertheless, a personal trade by any Supervised Person shall not prevent a portfolio from trading in the same or an equivalent security on behalf of the ETF or other Clients. However, such a transaction shall be subject to independent review by the CCO.

3.           Exemptions Related to 90-Day Hold and 3-Day Blackout Rule. Any security that is not held by the EMXETF ETF is not subject to the 90 Day Hold Period or the 3-Day Blackout Period. With respect to other 90-day holding period requirement waivers, only certain limited exceptions will be approved including, but not limited to, hardships and extended disability. Exceptions must be approved by the CCO prior to execution.

4.           Preclearance of Securities. Supervised Persons must preclear all personal securities transactions with the exception of those identified in the list below. All approved orders must be executed by the close of business on the day the preclearance is granted; provided however that approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted. If any order is not timely executed, a request for pre-clearance must be resubmitted. Exceptions to the requirement to resubmit preclearance requests may be granted in advance by the CCO for unusual circumstances.

The following are exempt from preclearance:

●	Non-proprietary, open-ended mutual funds and ETFs (e.g., mutual funds and ETFs not managed, advised, distributed, or sub-advised by EMXETF).

●	Broad based index and commodity options and futures.

●	Fixed income securities.

●	Any transactions in individual equity securities, with a market cap of $1billion or more, are exempt from pre-trade clearance up to 500 shares, unless such security is on the Firm’s Restricted List.

●	Discretionary accounts that are managed externally by an independent third party (e.g., an external investment adviser with discretionary authority or in a blind trust) where the Supervised Person has no influence over the trading decision.

●	Exceptions by prior written approval of the CCO.

●	Automatic investment/withdrawal programs and automatic rebalancing as part of a model portfolio managed by EMXETF.

5.           IPOs are Prohibited. No Supervised Person or household member thereof may acquire any security in an Initial Public Offering (“IPO”). For purposes of this policy, an IPO does not include offerings of government or municipal securities.

6.           Preclearance Required for Limited Offerings and Private Placements. Securities issued in limited offerings and private placements (including investments in limited partnerships such as buyout, venture capital, oil and gas, real estate, and hedge funds or funds of funds) may only be acquired by a Supervised Person or household member thereof with the advance written approval of the CCO. A Private Placement, also known as an unregistered offering, is the purchase of any security or offering exempt from the Securities Act of 1933. A request for approval of a private placement or limited offering should generally be submitted at least one week in advance of the proposed date of investment. Certain limited partnership investments may not be securities, such as a partnership created to invest in a building. Supervised Persons are urged to consult the CCO with any questions about limited offerings. Preclearance does not preclude subsequent reporting of transactions.

7.           Preclearance Required for Option Writing. Supervised Persons must preclear with the CCO any option writing.

8.           Short Selling Restrictions. Supervised Persons and household members are prohibited from selling short any security which is owned in a Client portfolio, including the Sub-advised ETFs.

9.           Investment Clubs are Prohibited. Supervised Persons and household members are prohibited from participating in investment clubs.

10.         Prohibition on Trading Securities on the Restricted Security List. EMXETF has established a Restricted Security List that includes certain public company issuers where EMXETF has, or may receive, material non-public information about such companies because of a special relationship between EMXETF or an affiliate or a Supervised Person and such companies or otherwise. No Supervised Persons or household member thereof can trade or invest in any securities listed on the Restricted Security List without the prior consent of the CCO. This restriction covers all instruments of the issuer, including equity, debt, and derivative instruments.

In addition, in the event that any Supervised Person is exposed to material non-public information regarding a public company, such information shall be communicated immediately to the CCO, and such public company will be added to the Restricted Security List.

If any Supervised Person or household member thereof already holds a security that is on the Restricted Security List and has not received consent from the CCO, such Supervised Person or household member must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List. This requirement covers all instruments of the issuer. All Supervised Persons are responsible for knowing the contents of the Restricted Security List prior to effecting or soliciting a transaction in a security. Any Supervised Person with access to the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties (except household members to facilitate their compliance with this policy) without the authorization of the CCO.

The CCO is responsible for administering Restricted Security List controls to prevent the misappropriation of material non-public information, and to ensure that Supervised Persons receive appropriate training relative to this policy. The CCO will determine whether a security should be placed on the Restricted Security List and maintain and update the Restricted Security List, as necessary. The CCO will periodically monitor transactions by Supervised Persons and their respective household members that are reported to the CCO pursuant to the Code to ascertain any pattern of conduct which may violate the restriction requirements or evidence front-running, scalping, or other inappropriate behavior.

11.        Trustee Arrangements. Supervised Persons must receive pre-approval from the CCO before accepting a trustee position for any person or entity.

12.        Restrictions on Disclosures. You may not disclose any non-public information (whether or not it is material) relating to EMXETF or securities transactions on behalf of Clients to any person outside EMXETF (unless such disclosure has been authorized by EMXETF). You may not communicate material non-public information to anyone, including persons within EMXETF, except as permitted by this Code and related policies outlined in this Manual. All material non-public information must be secured. For example, access to files containing material, non- public information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable. Conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not pertain to information of a sensitive or confidential nature. Disclosure restrictions are not intended to preclude a Supervised Person’s rights under the Whistleblower Policy, outlined below.

The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship. The decision of the CCO is completely within his discretion.

Each Supervised Person is solely responsible for any violation of this Code by a household member thereof.

V.	REPORTING REQUIRMENTS

Transactions and Accounts Covered

Supervised Persons are required to submit to the CCO the following reports:

1.           Initial Holdings Report. Each Supervised Person is required to provide an Initial Holdings Report listing all holdings in Covered Securities with the CCO (or such other person designated by the CCO) within 10 days after first becoming a Supervised Person. The information contained in an Initial Holdings Report must be current as of a date no more than 45 days prior to the date of becoming a Supervised Person.

2.           Quarterly Trade Reports. Each Supervised Person must also file with the CCO (or such other person designated by the CCO) periodic reports of personal transactions in Covered Securities within 30 days after the end of each calendar quarter Each Supervised Person must file a Quarterly Transactions Report even if no purchases or sales of securities are made during the period covered by the report.

3.           Annual Holdings Report. Each Supervised Person must submit an Annual Holdings Report within 30 days after the end of each calendar year, and the information must be current as of a date no more than 45 days prior to the date such report is submitted.

Each Supervised Person will be responsible for submitting a copy of: (i) all transaction confirmations for each account in which such Supervised Person or a household member thereof directly or indirectly holds a Covered Security, and (ii) all account statements for each such account (collectively, “Brokerage Statements”) or otherwise ensuring that the CCO has access to such Brokerage Statements. A Supervised Person is not required to provide information that is contained in Brokerage Statements sent to the CCO or such other designated person in accordance with this Code, if such Brokerage Statements are provided to the CCO or such other designated person/system consistent with the required timing set forth above. Supervised Persons are still responsible for validating such reports annually and quarterly as directed by the CCO.

Cryptocurrencies

A cryptocurrency is a digital asset designed to work as a medium of exchange that uses strong cryptography to secure financial transactions, control the creation of additional units, and verify the transfer of assets. There is some debate as to whether cryptocurrencies are securities. If there is a centralized third party, along with purchasers of a cryptocurrency with an expectation of a return, then the transaction should be considered a securities transaction. Bitcoin is not deemed to be a security because it is decentralized: there is no central party whose efforts are a key determining factor in the enterprise. In addition, ether is not a security because the Ethereum network is also decentralized. Supervised Persons are not required to pre-clear, or report transactions or holdings related to cryptocurrencies which are not deemed to be securities.

Until further notice, Initial Coin Offerings (“ICOs”) are included in the definition of a covered security and subject to pre-clearance. If a Supervised Person has any question as to whether a security is “covered” under this Code, s/he should consult with the CCO for clarification before entering any trade for a personal account.

Exceptions from Reporting Requirement

If a Supervised Person has given up investment discretion to another unaffiliated party, s/he should submit a letter to the CCO from the broker attesting to this fact, when joining the Firm as a new employee, upon designation as a Supervised Person, or when a new non-discretionary account is opened. Upon the CCO’s affirmative determination that the Supervised Person’s account is in fact a non-discretionary account managed by a non-conflicted third party, the Supervised Person may be granted a reporting exemption for that account. Supervised Persons are required to answer certain questions about non-discretionary accounts as part of the annual holdings reporting process, to ensure that such accounts are not in violation of this policy. If the Supervised Person’s level of discretion changes with regard to a non-discretionary account, the CCO must be notified immediately. The CCO will periodically repeat independent verification. All related documentation pertaining to a personal account exemption will be maintained by the CCO pursuant to the Books and Records policy. Transactions under an automatic investment plan are not considered reportable transactions.

Accounts restricted solely to the purchase and sale of open-ended mutual funds (to include ETFs), 529 College Savings Plans, and 403b/401k plans are not subject to this policy and do not require disclosure or quarterly reporting. However, if the accounts described above can trade reportable securities, those accounts are subject to the policy even if it holds only mutual funds.

If the Supervised Person’s level of discretion changes relative to a non-discretionary account, the CCO must be notified immediately. All related documentation pertaining to a personal account exemption will be maintained by the CCO pursuant to EMXETF’s Books and Records policy.

Responsibility to Report

All reports must be filed with the CCO or his named designee. The responsibility for taking the initiative to report is imposed on each Supervised Person required to make a report. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility. Any Supervised Person who has failed to provide the referenced information by the prescribed deadline will be deemed to have violated EMXETF’s Code of Ethics and may be subject to disciplinary action.

Review and Confidentiality

All Holdings Reports, Transactions Reports, and Preclearance requests will be reviewed by the CCO or a designee. Because the Firm has more than one employee, another Supervised Person is responsible for reviewing the CCO’s reports to avoid self-review.

Supervised Persons must report personal securities accounts and holdings to the CCO as outlined herein. It is the intent of the CCO to regard and preserve information pertaining to Supervised Persons’ personal trading activities as confidential in nature. However, in certain circumstances, EMXETF may be authorized to disclose such information as required by law enforcement or regulatory inquiry and under any circumstances wherein EMXETF deems disclosure to be reasonably necessary to prevent fraud, unauthorized transactions, liability, or to respond to judicial process or subpoena.

VI.	CONFLICTS AND PROHIBITED ACTIVITIES

It is a violation of your duty of loyalty to EMXETF for you, without the prior written consent of the CCO to accept, directly or indirectly, from any person, firm, corporation, or association, other than EMXETF and its affiliates, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of EMXETF or Clients.

VII.	SPREAD OF FALSE INFORMATION

EMXETF unequivocally prohibits and forbids all Supervised Persons from communicating or transmitting “false rumors” or other information regarding any Fund, portfolio investment, or any registered security which such Supervised Person does not know or reasonably believe to be true to any person outside of EMXETF for any reason.

If the CCO, upon due investigation, finds that any Supervised Person has engaged in the spread of false rumors or information as described above, the CCO may recommend sanctions including, but not limited to, dismissal of the person or persons involved and/or reporting of any improper conduct to the SEC or other regulatory authorities.

VIII.	POLITICAL CONTRIBUTIONS

SEC Rule 206(4)-5 restricts contributions and solicitation practices of investment advisers and their affiliates beyond certain dollar amounts. Specifically, the Rule prohibits an investment adviser from providing advisory services to any state or local government entity, for two years, if that investment adviser or any “Covered Associate” has made a contribution to a public official who is in a position to influence the award of that advisory service contract. The Rule further prohibits an investment adviser, or a Covered Associate, from paying directly or indirectly any person to solicit a government entity for advisory services on behalf of the adviser unless such person is: a registered investment adviser representative, or an executive officer, general partner, managing member or an employee of the adviser.

A “Covered Associate” includes: (1) any general partner, managing member or executive officer of the Advisor, (2) any employee who solicits a governmental entity on behalf of EMXETF and anyone directly or indirectly supervising such employee, and (3) any political action committee controlled by EMXETF or one of its Covered Associates.

"Contribution" means any gift, subscription, loan, advance, or deposit of money, or anything of value made for:

●	the purpose of influencing any election for federal, state, or local office;

●	the payment of debt incurred in connection with any such election;

●	transition or inaugural expenses incurred by a successful candidate for state or local office; or

●	charitable donations and contributions to a political action committee (PAC).

For purposes of this policy, all Supervised Persons are deemed to be Covered Associates. It is EMXETF’s policy that no Covered Associate, his/her spouse, partner, or household member is permitted to make a political contribution to any candidate, officeholder, political party, or PAC.

IX.	GIFTS AND ENTERTAINMENT

Accepting Gifts

On occasion, because of their position with the Firm, Supervised Persons of EMXETF may be offered or may receive without notice gifts from Clients, brokers, service providers, or other persons in relation to the business of the Firm. Acceptance of extraordinary or extravagant gifts by a Supervised Person (or his/her spouse, partner, or household member) is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of EMXETF. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in aggregate, is not more than $100 in any twelve-month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by a Supervised Person (or his/her spouse, partner, or household member) that might violate this Code must be promptly reported to the CCO. In addition, all gifts received/gifted whose reasonable value exceeds $500 must be reported to the CCO.

Solicitation of Gifts

Supervised Persons (and a spouse, partner, or household member) are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts

Supervised Persons (and a spouse, partner, or household member) may not give any gift with a value in excess of $100 per year to a Client or persons who do business with, regulate, advise, or render professional service to EMXETF.

X.	OUTSIDE ACTIVITIES AND INTERESTS

Upon hire, or designation as a Supervised Person, all employees must report outside activities and interests. Thereafter, Supervised Persons must obtain prior approval from the CCO for any outside business activity that was not already underway at the time this policy was first adopted. An outside activity or interest may never:

●	Present a substantial risk of confusing Clients or the public as to the capacity in which the Supervised Person is acting;

●	Pose a reputational risk for EMXETF;

●	Inappropriately influence a Supervised Person’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of EMXETF or Clients; and/or

●	Involve use of EMXETF’s Client, or proprietary information.

Examples of outside business activities subject to this policy include, but are not limited to:

●	Outside speaking engagements, including participation in podcasts, panels, and media interviews

●	Outside Board or Committee service

●	Association memberships

●	Part-time work, including a home-based business or family business

●	Public speaking, teaching, writing, blogging

●	Consulting inside or outside financial services industry

●	Uber driver

Supervised Persons may not serve on the board of any company whose securities are publicly traded, or of any company in which EMXETF or Client owns securities without the consent of the CCO.

Periodically as directed by the CCO, Supervised Persons must review and certify to outside business activities. At all times, Supervised Persons should ensure that their outside business activities do not present a risk of a conflict of interest for EMXETF, and that the Supervised Person is clear that they are not acting or providing advice on behalf of EMXETF.

The CCO may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received. The CCO will review each reported outside business activity and decide whether such activity must be restricted, monitored, and/or disclosed by EMXETF. Supervised Persons are advised to consult the CCO with any questions as to whether an outside activity or interest is reportable under this policy.

XI.	WHISTLEBLOWERS

All Supervised Persons have a duty to observe the highest standards of business and personal ethics while discharging their professional responsibilities on behalf of EMXETF and to report suspected violations of the Code of Ethics, Compliance Manual or securities laws in the manner described in this policy. Supervised Persons are advised to first share any questions, suggestions, concerns, or complaints with the CCO of EMXETF who can address them properly. However, if a Supervised Person is not comfortable speaking with the CCO of EMXETF, or is not satisfied with the initial response, the Supervised Person is advised to file a complaint under this policy. Supervisors are required to report suspected compliance violations to the CCO. All reports to the CCO by a supervisor will be handled per the process outlined in this policy. Any employee of EMXETF may also contact the SEC’s Office of the Whistleblower directly at (202) 551-4790.

This policy offers protection from retaliation for Supervised Persons who make any complaint related to a known or suspected compliance violation (“Reporting Person”), if the complaint is made in good faith. “Good faith” means the Reporting Person has a reasonable belief that the complaint is true and is not being conveyed for personal gain or other ulterior motive.

Any acts of retaliation against a Reporting Person acting in good faith will invoke EMXETF’s disciplinary policy and any person who retaliates against a Reporting Person will be subject to sanctions up to and including termination of employment. EMXETF recommends that Reporting Persons approach EMXETF with any concerns related to possible or actual violations of securities laws but does not prohibit Reporting Persons from voluntarily communicating with the SEC or other regulatory authority regarding possible or actual violations of securities law. Furthermore, EMXETF does not prohibit Reporting Persons from recovering an SEC whistleblower award.

Reporting Persons are required to promptly report irregularities and suspected violations of the Code of Ethics and compliance policies (“compliance violations”) to the CCO.

The failure of a Supervised Person to report suspicious activity which pertains to a serious act of noncompliance may expose the Supervised Person to an enforcement action by the SEC based on the legal doctrine of “willful blindness” which essentially posits that certain individuals, especially supervisors, who should have known that noncompliant activity was undertaken, cannot use the defense that they “did not know.”

The CCO will keep the identity of any Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law unless the Reporting Person has authorized EMXETF to disclose his/her identity. Following a formal investigation, the CCO will continue to protect the identity of the Reporting Person unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a regulatory authority initiates an investigation of allegations contained in the complaint.

Any complaint filed under this policy which relates to the ETF must be reported to the CCO, who will escalate the complaint to Tidal as soon as reasonably practical. The CCO’s ability to protect the identity of a whistleblower will depend upon several variables, including the terms of the Sub-Advisory Agreement and other governing legal documents and applicable regulations.

Reporting Persons should submit complaints concerning compliance violations in accordance with the following procedures:

●	Complaints must be submitted in writing and mailed or delivered in a sealed envelope addressed to the CCO.

●	The content of the complaint must be sufficiently detailed to include a summary of the complaint, date(s) of alleged wrongdoing, parties involved in the wrongdoing, and how the Reporting Person learned about the suspected violation.

●	If appropriate, the Reporting Person may request an opportunity to discuss the complaint with the CCO by indicating such intent and including their identity in the complaint.

●	Reporting Persons may report compliance violations on an anonymous basis. Any Supervised Person that contemplates making an anonymous complaint must realize that anonymous complaints are, by their nature, susceptible to abuse, less dependable, and more difficult to resolve. In addition, Supervised Persons considering making an anonymous complaint should be aware that there may be rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis.

Therefore, EMXETF encourages Supervised Persons to identify themselves when making reports of compliance violations.

Upon receipt of a complaint under this policy, the CCO will confirm that the complaint involves a compliance violation. An investigation will be conducted as quickly as possible, considering the nature and complexity of the complaint and the issues it raises. Prompt and appropriate remedial action will be taken as warranted in the judgment of the CCO. Any actions taken in response to a complaint will be conveyed to the Reporting Person to the extent allowed by law unless the complaint is submitted anonymously.

The CCO will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with EMXETF’s confidentiality and record retention policies.

In the normal conduct of its business, EMXETF may use employment, severance, and non-disclosure agreements. Nothing contained in those agreements may prohibit current or former employees from voluntarily communicating with the SEC or other regulatory authorities about possible violations of law or from recovering an SEC whistleblower award. The CCO is responsible for ensuring that all such agreements comply with this requirement, and to make clear to all employees who sign such agreements that EMXETF does not prohibit them from communicating with the SEC or seeking a whistleblower award.

XII.	DISCIPLINARY MATTERS

To ensure that EMXETF follows its disclosure obligations, Supervised Persons must notify the CCO immediately in the event of any “reportable event.” A reportable event occurs when a Supervised Person:

●	Violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization, or have engaged in conduct which may be material to a current or prospective Client’s evaluation of EMXETF’s advisory business or the integrity of EMXETF’s management;

●	Violates any provision of this Manual, or governing agreement;

●	Is the subject of any written complaint involving allegations of theft or misappropriation of funds or securities, or forgery;

●	Is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;

●	Is denied registration, expelled, enjoined, directed to cease, and desist, suspended, or otherwise disciplined by any securities, insurance, or commodities industry regulatory or self-regulatory organization;

●	Is denied membership or continued membership in any self-regulatory organization, or are barred from becoming associated with any member or member organization of any self-regulatory organization;

●	Is arrested, arraigned, indicted, or convicted of or plead guilty to or plead no contest to any criminal offense (other than minor traffic violations);

●	Is a director, controlling stockholder, partner, officer, sole proprietor or an associated person of a broker, dealer or insurance company which was suspended, expelled, or had its registration denied or revoked by any agency, jurisdiction, or organization or are associated in such a capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;

●	Is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award, or settlement; and/or

●	Is the subject of any claim settled for damages by a customer, broker, or dealer.

From time to time, Supervised Persons may be asked to complete a Disciplinary History Report which mandates disclosure by the individual of any financial or disciplinary event since the last written certification. Supervised Persons are required to answer detailed questions related to such information candidly and on a timely basis.

The CCO will determine when any required disclosure should be made, to whom any required disclosure should be made, and the method by which it will be made. However, where disclosure is required by the Advisers Act, the disclosure should be made promptly to the SEC, applicable state regulatory authority, and Clients.

Disciplinary action, up to and including termination, may result if you do not properly notify the CCO immediately following the occurrence of a reportable event. EMXETF will be responsible for making the determination of notifying Tidal and Clients, as well as the appropriate authorities of the occurrence of any such events. In addition, EMXETF may conduct a thorough background check on all new Supervised Persons to determine whether there are any such events required to be disclosed.

IMPORTANT NOTE ABOUT CODE OF ETHICS APPENDICES

The remaining pages of this Manual display reporting and pre-approval forms critical to the implementation of the EMQQ Global LLC compliance program. These forms are shown for reference purposes only to the extent the CCO implements Code reporting through an automated technology platform. Questions about the proper form of Code reporting should be directed to the Firm’s CCO.

APPENDIX 2

COMPLIANCE MANUAL AND CODE OF ETHICS CERTIFICATION

1.	The undersigned employee, agent or other person (“Supervised Person”) associated with EMQQ Global LLC (the “Firm”), hereby acknowledges, certifies, represents, warrants, and agrees as follows:

2.	Supervised Person has received a copy of the Firm’s Compliance Manual (the “Manual”), which includes, among other provisions:

a.	The Firm’s Privacy Policy;

b.	The Firm’s Code of Ethics, including insider trading and conflicts of interest policies;

c.	The Firm’s Personal Account Trading Policy; and

d.	The Firm’s Cybersecurity Policy.

3.	Supervised Person has read and understands the information contained in the Manual.

4.	Supervised Person will abide by: (i) all rules, restrictions, policies, and procedures described in the Manual (as amended from time to time); and (ii) all covered laws applicable to him or her (as amended from time to time), whether in connection with his or her activities on behalf of the Firm or otherwise.

5.	Supervised Person has complied with the Firm’s compliance policies and procedures since the last date on which such person signed and delivered this Acknowledgement and Agreement (or its predecessor form) to the Firm.

6.	Supervised Person understands that any violation of the Firm’s compliance policies and procedures by Supervised Person, may lead to sanctions, including the termination of his or her employment with the Firm or other dismissal.

7.	Supervised Person understands that nothing contained in the Firm’s compliance policies and procedures affects in any way the at-will nature of Supervised Person employment with the Firm, which the Firm may terminate at any time for any reason without penalty or other payment except as required by law or written agreement.

Supervised Person Name (print)	Date

Supervised Person Signature

APPENDIX 3

OUTSIDE BUSINESS ACTIVITIES DISCLOSURE FORM

Check One:       ______New Disclosure        _______Updated Disclosure     _______Remove Disclosure

Supervised Persons who engage in any outside business activity, with or without compensation, must complete and submit this form to the CCO for review and approval. Please refer to the Code of Ethics for complete information.

An outside business activity includes any business activity that is outside the scope of the Firm’s business. Such business activity includes acting as a proprietor, partner, officer, director, trustee, consultant, or having any financial interest in another business or organization. An outside business activity also includes non-compensated positions for which you have a fiduciary duty (i.e. president, treasurer, trustee, power of attorney, charitable or other office positions for a nonprofit board). While an outside business activity does not include passive investments, exception might apply by virtue of their nature, position, percentage of ownership or control or obligations with respect to that activity.

Failure to promptly disclose an outside business activity could result in disciplinary actions including termination. You must utilize this Outside Business Activity Disclosure Form to disclose any activity to the Firm. Your disclosure must be both accurate and complete to be considered for review.

In the event that you have any change in your outside business activity profile, you must update this form promptly and forward it to the CCO for review and final updating.

I understand it is my obligation to promptly update any changes in my outside business activities.

Please Initial, Sign and Date:

I DO NOT engage in any outside business activities.                            ______________

I DO engage in the following outside activities:                                    ______________

Description of outside activities (list all that apply; attach separate page if needed):

Supervised Person (print)	Date	Signature

APPENDIX 4

PERSONAL ACCOUNT CERTIFICATION

To be completed upon employment, promptly upon any changes and annually thereafter

Check One: New Disclosure ___________ Updated Disclosure ___________ OR

Annual Disclosure _________

Supervised Person Name (print): ___________________________

Date of Report: _________________

Check one of the following as applicable:

_____  I do not have any personal accounts to disclose.

_____  I have personal accounts to disclose which are listed below.

Listed below are personal accounts which I have beneficial interest as defined in the Firm’s Personal Trading Policy. Attach additional sheets if necessary.

Type of Account (e.g. brokerage, IRA)	Name on Account	Relationship to me (e.g. self, spouse)	Financial Institution (e.g. Schwab, E-Trade)	Account Number

Supervised Person Signature:	Date:

APPENDIX 5

PERSONAL HOLDINGS CERTIFICATION

To be completed upon employment, upon any changes and annually thereafter

Name of Supervised Person (print): _________________________________________

Check One: _____New Disclosure ______Updated Disclosure _________Annual Disclosure

Please list all personal holdings in which you have a financial interest or over which you exercise control that have not otherwise been disclosed to the Firm or check the box below stating you do not have any additional holdings to disclose.

NAME OF HOLDING, AMOUNT OWNED AND DATE ACQUIRED	BROKERAGE FIRM, CUSTODIAN OR SPONSOR	ACCOUNT NUMBER AND NAME ON ACCOUNT	STATEMENTS SENT TO CCO? (Yes/No//N/A/Will be Arranged)

Attach additional sheets if necessary.

OR

______________I do not have any personal holdings to disclose (check here only if this applies).

Supervised Person Signature:	Date:

Chief Compliance Officer Signature	Date

APPENDIX 6

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

The Code of Ethics and SEC regulations require that each Access Person (defined at Rule 204A-1(e)(1)) report, within 30 days of the end of each calendar quarter, any personal securities transactions in any account of the Access Person, or any account in which the Access Person or any immediate family or household member, has a direct or indirect pecuniary interest. If the Access Person has arranged for the CCO or his designee to receive copies of brokerage statements for all covered accounts, then such brokerage reports will negate the need for the Access Person to separately complete this quarterly transaction report. If the Access Person has arranged for the Firm to receive copies of brokerage statements for all covered accounts, the use of this form would be limited to reporting transactions in private offerings which are transacted outside of brokerage accounts.

Quarter ending: __________

_____YES, I had reportable personal securities transactions within the past quarter as reported on (check all that apply):

________the attached page/or monthly brokerage statements

________confirmations/statements sent directly by my broker-dealer

________the attached report

________NO, I had no reportable personal securities transaction(s) in the past quarter.

This report is to be signed, dated, and returned to the CCO (or designated person), within 30 days of quarter end.

Supervised Person Signature

Print Name	Date

CCO or Designated Officer Signature	Date

APPENDIX 6

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

Transactions do not need to be reported for:

●	Any account in which the Access Person has no direct or indirect influence or control;

●	Direct obligations of the U.S. Government, e.g., U.S. Treasury bills, notes, and bonds;

●	High quality short-term instruments, e.g., U.S. bank certificates of deposit, bankers’ acceptances, and commercial paper;

●	Open-end investment companies, i.e., mutual funds unless the Firm, or an affiliated company acts as investment adviser, sub-adviser, or principal underwriter to the mutual fund(s);

●	529 Plans, unless the Firm or a control affiliate manages, distributes, markets, or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan; and

●	Units of unit investment trusts, so long as the unit investment trust is neither managed by the Firm, nor any affiliate of the Firm, nor invested in affiliated mutual funds.

Account Identification Information (Name/#)	Trade Date and Transaction Type (Buy/Sell)	Transaction Price and Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker

The reporting or recording of any such transaction should not be construed as an admission you have any direct or indirect beneficial ownership in the security reported.

APPENDIX 7

PRE-APPROVAL FORM: PERSONAL SECURITIES TRANSACTION

This form must be submitted prior to executing a transaction in personal securities (with some exceptions as defined in the Code of Ethics), a private placement, limited offering, sub-advised Fund, or any other transaction the employee believes could cause a conflict or compliance violation. IPOs are prohibited. See the Code of Ethics for details.

IRRESPECTIVE OF APPROVAL BY THE CHIEF COMPLIANCE OFFICER, NO EMPLOYEE MAY EXECUTE ANY SECURITIES TRANSACTION WHILE IN POSSESSION OF INSIDE INFORMATION. SEE THE CODE OF ETHICS FOR INFORMATION ABOUT INSIDER TRADING AND NON-PUBLIC INFORMATION.

Whether or not an employee has “inside information,” no employee may “trade ahead” of a client or execute any transaction which might in any respect disadvantage a client account or result in an employee in any respect profiting from a transaction executed or positions held for a client.

Name as it appears on the Account:      _________________________________

Account Number:      _____________________________

Issuer:          _______________________

Equity Investments:                          □Common                        □Preferred

Number of shares:               _________________________

Debt Investments:               □ Public             □ Private

Interest rate:                   ______________________

Maturity date:                 ______________________

Limited Offering:

Please provide details:

Describe whether and why this investment would or would not be suitable for a client:

Transaction Type (please check):

□ Purchase

□ Sale

APPENDIX 7

PRE-APPROVAL FORM: PERSONAL SECURITIES TRANSACTION

Estimated Trade Date:__________________________________ Estimated Price: _________________________

Broker/Dealer:         ______________________

Is the investment a limited offering?	□ Yes	□ No

Is the investment a private placement?	□ Yes	□ No

If yes, will the private placement invest in corporate debt or equity? □ Yes            □ No

If yes, will you take an active role in the management of investments? □ Yes         □ No

Representation and Signature:

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material non-public information.

Supervised Person Name	Date

Supervised Person Signature

**************

Compliance Approval: ______________________________________ Date: __________________________________

Duration of preclearance approval: _______________________________________

APPROVAL OF A TRADE DOES NOT MEAN THAT THE FIRM IN ANY RESPECT RECOMMENDS OR ENDORSES SUCH TRANSACTION. THIS APPROVAL IS ONLY VALID UNTIL THE LAST DATE LISTED ABOVE. FURTHERMORE, THIS APPROVAL IS NOT VALID SHOULD ANY OF THE INFORMATION LISTED ABOVE CHANGE OR SHOULD THE EMPLOYEE COME INTO POSSESSION OF “INSIDE INFORMATION.”